CEROS FINANCIAL SERVICES, INC.

DISTRIBUTION AGREEMENT

Amended APPENDIX –

	Fund Name	Effective Date
1	OnTrack Core Fund	7-1-19
2	The Gold Bullion Strategy Fund	7-1-19
3	The Gold Bullion Strategy Portfolio	7-1-19
4	Quantified Managed Income Fund	7-1-19
5	Quantified Market Leaders Fund	7-1-19
6	Quantified Alternative Investment Fund	7-1-19
7	Quantified STF Fund	7-1-19
8	Quantified Tactical Fixed Income Fund	9-13-19
9	Quantified Evolution Plus Fund	9-30-19
10	Quantified Common Ground Fund	12-27-19
11	Quantified Pattern Recognition Fund	8-30-19
12	Quantified Tactical Sectors Fund(1)	3-4-21
13	Quantified Government Income Tactical Fund(1)	To be determined
14	Quantified Rising Dividend Tactical Fund(1)	To be determined
15	Spectrum Low Volatility Fund	July 1, 2019
16	Spectrum Advisers Preferred Fund	July 1, 2019
17	Spectrum Unconstrained Fund(1)	To be determined
18	Hundredfold Select Alternative Fund	8-9-19

(1) Effective upon commencement of operations.

IN WITNESS WHEREOF, the parties hereto have caused this amended Appendix to be executed by their duly authorized officers with effect as to funds identified by and described in footnote 1 written above.

Advisors Preferred Trust By /s/_______________ Catherine Ayers-Rigsby President	Ceros Financial Services Inc. By /s/______________ Catherine Ayers-Rigsby President